Exhibit 4.3

SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
OMNITURE, INC.

     This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of the Effective Date (this “Agreement”), between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and OMNITURE, INC. (“Borrower”), whose address is 550 E. Timpanogos Circle, Orem, UT 84097, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.
RECITALS
     A. Bank and Borrower are parties to that certain Amended and Restated Loan and Security Agreement, dated as of April 21, 2005 (the “Original Agreement”).
     B. Borrower and Bank desire in this Agreement to set forth their agreement with respect to a working capital line of credit and equipment lines of credit and to amend and restate in its entirety without novation the Original Agreement in accordance with the provisions herein.
     C. The Negative Pledge Agreement, Account Control Agreement, UCC financing statements and any Consent to Removal of Personal Property filed, executed or delivered at or about the time of the execution and delivery of the Original Agreement or in relation to the Original Agreement remain in full force and effect among the parties.
The parties agree as follows:
1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.
2 LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay.
     Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.
2.1.1 Equipment Facility.
     (a) Bank has made three advances (“Equipment Advance” and, collectively, “Equipment Advances”). No further Equipment Advances shall be made to Borrower under the Committed Equipment Line, and the total outstanding principal amount of Equipment Advances as of the date of this Agreement is $5,328,909.53.
     (b) Interest accrues from the date of each Equipment Advance at the rate in Section 2.4.1. Each Equipment Advance shall immediately amortize and is payable in 36 equal monthly installments of principal plus interest, beginning on the first day of each month following the date of the Equipment Advance and continuing on the first day of each month thereafter (each, a “Payment Date”) through the end of the thirty-six (36) month term (each, the “Equipment Maturity Date”). Equipment Advances when repaid may not be reborrowed. The final payment is due on the Equipment Maturity Date and shall include all outstanding principal plus all accrued unpaid interest. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day.
     (c) Equipment Advances may be prepaid in whole or in part at any time. If Borrower prepays in whole or in part any Equipment Advance on which interest accrues at the Fixed Rate

Option, then Borrower shall also pay to Bank contemporaneously with such prepayment, the amount of the Prepayment Fee applicable thereto.
2.1.2 Revolving Advances.
     (a) Bank will make Advances not exceeding the lesser of (i) the Committed Revolving Line; or (ii) the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement without penalty or premium.
     (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific Time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations, which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.
     (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.
2.1.3 Cash Management Services.
     Borrower may use up to $23,000 for Bank’s cash management services (the “Cash Management Services”), which may include merchant services, identified in various cash management services agreements related to such services. The amount available for Cash Management Services is not a sublimit of or deduction from the Committed Equipment Line, Second Committed Equipment Line, or Committed Revolving Line. The certificate of deposit in the sum of $3,000 that was pledged by Borrower to secure the Cash Management Services is hereby released.
2.1.4 Second Equipment Facility.
     (a) Through March 31, 2007 (the “Second Equipment Availability End Date”), Bank will make advances (“Second Equipment Advance” and, collectively, the “Second Equipment Advances”) not exceeding the Second Committed Equipment Line. The Second Equipment Advances may only be used to finance or refinance Equipment purchased on or after 90 days before the date of each Second Equipment Advance, except that the initial Second Equipment Advance, which must be requested by Borrower and advanced by Bank on or before thirty days after the Effective Date, may be used to finance or refinance Equipment purchased on or after January 1, 2005. Second Equipment Advances may not exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense. Software, leasehold improvements, delivery, installation and other soft costs may constitute up to 25% of the aggregate Second Equipment Advances. Each Second Equipment Advance must be for a minimum of $100,000. All Equipment financed by Bank shall be located at all times in the United States.
     (b) Interest accrues from the date of each Second Equipment Advance at the rate in Section 2.4.3. Each Second Equipment Advance shall immediately amortize and is payable in 36 monthly installments, beginning on the first day of each month following the date of the Second Equipment Advance and continuing on the first day of each month thereafter (each, a “Second Equipment Advance Payment Date”) through the end of the thirty-six (36) month term (each, the “Second Equipment Maturity Date”). The 36 monthly installments shall be paid in equal principal payments each month, plus accrued interest. Second Equipment Advances when repaid may not be reborrowed. The final payment is due on the Second Equipment Maturity Date and shall include all outstanding principal plus all accrued unpaid interest. Payments received after 12:00 noon

Pacific time are considered received at the opening of business on the next Business Day. After the Second Equipment Advance has been repaid, it may not be reborrowed.
     c) To obtain a Second Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific Time 1 Business Day before the day on which the Second Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.
     d) Second Equipment Advances may be prepaid in whole or in part at any time. There shall be no prepayment fee or charge to prepay any Second Equipment Advance on which interest accrues at the Second Equipment Advance Floating Rate Option. If Borrower prepays in whole or in part any Second Equipment Advance on which interest accrues at the Second Equipment Advance Fixed Rate Option, then Borrower shall also pay to Bank contemporaneously with such prepayment, the amount of the Prepayment Fee applicable thereto.
2.1.5 Maximum Amount of Obligations.
     Notwithstanding anything to the contrary in this Agreement, the maximum outstanding principal amount of the Equipment Advances, Second Equipment Advances and Advances under the Committed Revolving Line shall not exceed the sum of Fifteen Million Dollars ($15,000,000.00). If the outstanding principal amount of Borrower’s Obligations exceeds the maximum limitation set forth herein, Borrower shall immediately pay Bank the excess.
2.2 Termination of Commitment to Lend.
     Bank’s obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank’s sole discretion, there has been a Material Adverse Change.
2.3 Overadvances.
     If Borrower’s Obligations under Section 2.1.2 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.
2.4 Interest Rate, Payments.
2.4.1 As to Equipment Advances.
     Borrower elected the fixed interest rates available to Borrower at the time of each Equipment Advance (the “Fixed Rate Option”) at the following rates of interest: (i) for loan #1100138365-00 the fixed rate is 5% per annum; (ii) for loan #1100140159-00 the fixed rate is 4.81% per annum; and (iii) for loan #110014096-00 the fixed rate is 5.06% per annum. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to three percent (3%) above the rate effective immediately before the Event of Default. If any change in the law increases Bank’s expenses or decreases its return from the Equipment Advances, Borrower will pay Bank upon request the amount of such increase or decrease. Interest is computed on a 360 day year for the actual number of days elapsed.
2.4.2 As to Advances.
     (a) Interest Rate. Advances accrue interest on the outstanding principal balance at the following per annum rates: (i) if the Quick Ratio (Adjusted) is equal to or greater than 2.0 to 1.0, then the interest rate is the Prime Rate; (ii) if the Quick Ratio (Adjusted) is less than 2.0 to 1.0 and equal to or greater than 1.5 to 1.0, then the interest rate is the Prime Rate plus 0.25%; or (iii) if the Quick Ratio (Adjusted) is less than 1.5 to 1.0, then the interest rate is the Prime Rate plus 0.50%.

After an Event of Default, Obligations accrue interest at three percent (3.0%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.
     (b) Payments. Interest due on the Committed Revolving Line is payable on the 14th of each month. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.
2.4.3 As to Second Equipment Advances.
     Second Equipment Advances accrue interest on the outstanding principal balance at the following per annum rates of interest: (a) if the Second Equipment Advance Fixed Rate Option is not elected by Borrower at the time of the Second Equipment Advance, the following variable interest rates shall apply to the Second Equipment Advance (the “Second Equipment Advance Floating Rate Option”): (i) if the Quick Ratio (Adjusted) is equal to or greater than 2.0 to 1.0, then the interest rate is the Prime Rate plus 0.25%; (ii) if the Quick Ratio (Adjusted) is less than 2.0 to 1.0 and equal to or greater than 1.5 to 1.0, then the interest rate is the Prime Rate plus 0.50%; or (iii) if the Quick Ratio (Adjusted) is less than 1.5 to 1.0, then the interest rate is the Prime Rate plus 0.75%; or (b) at Borrower’s election at the time of each Second Equipment Advance, the following fixed interest rates shall apply to the Second Equipment Advance (the “Second Equipment Advance Fixed Rate Option”): (i) if the Quick Ratio (Adjusted) is equal to or greater than 2.0 to 1.0, then the interest rate is the Treasury Bill Rate plus 3.25%; (ii) if the Quick Ratio (Adjusted) is less than 2.0 to 1.0 and equal to or greater than 1.5 to 1.0, then the interest rate is the Treasury Bill Rate plus 3.50%; or (iii) if the Quick Ratio (Adjusted) is less than 1.5 to 1.0, then the interest rate is the Treasury Bill Rate plus 3.75%. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to three percent (3.0%) above the rate effective immediately before the Event of Default. If any change in the law increases Bank’s expenses or decreases its return from the Second Equipment Advances, Borrower will pay Bank upon request the amount of such increase or decrease
2.4.4 Request to Debit Accounts.
     Bank may debit any of Borrower’s deposit accounts including Account Number [REDACTED] for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower’s accounts. Prior to debiting Borrower’s account, Bank will itemize the amounts (other than principal and interest payments) that will be paid from Borrower’s accounts; provided however that approval or consent of Borrower shall not be required prior to paying these amounts from Borrower’s accounts. These debits are not a set-off.
2.5 Fees.
     Borrower will pay:
     (a) Facility Fee. A fully earned, non refundable Facility Fee of $30,000 for the Second Committed Equipment Line due on the Effective Date;
     (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due. Bank shall provide in reasonable detail an itemization of such Bank Expenses prior to the due date for payment of such Bank Expenses; and
     (c) Unused Line Fee. In the event, in any calendar quarter (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Advances outstanding during the quarter is less than the Committed Revolving Line, Borrower shall pay to Bank an unused line fee in an amount equal to 0.375% per annum on the difference between the Committed Revolving Line and the average daily principal balance of the Advances outstanding during the quarter, which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following quarter.
3 CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension.
     Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees that are required under this Agreement, including without limitation the following:
     (a) Borrower shall execute and deliver this Agreement and this Agreement shall be accepted by Bank; and
     (b) Borrower shall pay to Bank the Facility Fee and Bank Expenses.
3.2 Conditions Precedent to all Credit Extensions.
     Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
     (a) timely receipt of any Payment/Advance Form; and
     (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true in all material respects.
4 CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest.
     Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.
4.2 Authorization to File.
     Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.
5 REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants as follows:
5.1 Due Organization and Authorization.
     Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation since August 31, 1999, at which time Borrower reincorporated as a Delaware corporation.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
5.2 Collateral.
     Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and, except with respect to Deferred Revenue, the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse), other than co-location facilities in the ordinary course of business, all of which have been disclosed in writing to Bank. In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. Borrower is the sole owner, or has the right to the use, of the Intellectual Property, except for licenses granted to its customers in the ordinary course of business that are otherwise permitted pursuant to Section 7.1. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change. Certain of Borrower’s source code is on deposit with a source code escrow company pursuant to agreements now in effect or to be entered into with Borrower’s customers; however if the source code is released to such customers, the customers shall have the right to use the source code only for the purpose of maintaining and supporting such customer’s software and shall not have the right to otherwise license, sell or distribute such source code or software.
     Except as noted on the Schedule to Amended and Restated Loan and Security Agreement, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material license or agreement or any other property. Borrower will provide written notice to Bank within ten days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if the Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

5.3 Litigation.
     Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.
5.4 No Material Adverse Change in Financial Statements.
     All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.5 Solvency.
     The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.6 Regulatory Compliance.
     Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.
5.7 Investments in Subsidiaries.
     Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
5.8 Full Disclosure.
     No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6 AFFIRMATIVE COVENANTS
     Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations (other than Inchoate Indemnity Obligations):
6.1 Government Compliance.
     Except as otherwise permitted pursuant to Section 7.3, Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.
6.2 Financial Statements, Reports, Certificates.
     (a) Borrower will deliver to Bank: (i) until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank; (ii) until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), within the earlier of 5 days after receipt of its audited consolidated financial statements or 180 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark or knowledge of an event that materially adversely affects the value of the Intellectual Property. So long as Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), within 5 days of filing, Borrower shall deliver to Bank: (i) Borrower’s Form 10-K filed with the Securities and Exchange Commission; and (ii) Borrower’s Form 10-Q filed with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower.
     (b) Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable and a list of all Deferred Revenue by client.
     (c) Until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D (provided that upon compliance by Borrower with the Fixed Charge Coverage ratio set forth in Section 6.6(iii) for four consecutive quarterly periods, then within thirty (30) days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D-1). From and after such time as Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), concurrent with the delivery of Borrower’s Form 10-Q or 10-K filed with the Securities and Exchange Commission, Borrower shall deliver a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D

(provided that upon compliance by Borrower with the Fixed Charge Coverage ratio set forth in Section 6.6(iii) for four consecutive quarterly periods, then concurrent with the delivery of Borrower’s Form 10-Q or 10-K filed with the Securities and Exchange Commission, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D-1)
     (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.
6.3 Taxes.
     Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.
6.4 Insurance.
     Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. During the existence of an Event of Default or if all of the insurance proceeds related to such loss or claim are equal to or greater than $1,000,000.00, proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations. At all times that no Event of Default exists and if the all of the insurance proceeds related to the loss or claim are less than $1,000,000.00, proceeds payable under any policy will be payable to Borrower to repair or replace property subject to a casualty claim or to otherwise acquire assets useful in the business of Borrower.
WARNING
          Unless you provide us with evidence of the insurance coverage as required by our contract or loan agreement, we may purchase insurance at your expense to protect our interest. This insurance may, but need not, also protect your interest. If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you. You may later cancel this coverage by providing evidence that you have obtained property coverage elsewhere.
          You are responsible for the cost of any insurance purchased by us. The cost of this insurance may be added to your contract or loan balance. If the cost is added to your contract or loan balance, the interest rate on the underlying contract or loan will apply to this added amount. The effective date of coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage.
          This coverage we purchased may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.
6.5 Primary Accounts.
     Borrower will maintain its primary depository and operating accounts with Bank.

6.6 Financial Covenants.
     Until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower will maintain as of the last day of each month (provided that at all times that Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower will maintain as of the last day of each fiscal quarter):
     (i) Tangible Net Worth. Tangible Net Worth of at least $20,000,000, plus 50% of all equity or capital contributed to Borrower after the Effective Date, and 50% of all positive quarterly net income from and after the Effective Date.
     (ii) Unfunded Capital Expenditures. The cumulative amount of Equipment purchased from and after January 1, 2006, less (a) the cumulative original principal amount of any loan, financing lease or other financing incurred by Borrower from and after January 1, 2006 from a party other than the Bank to finance the lease or purchase of the Equipment described above, and less (b) the total original principal amount of Second Equipment Advances, shall not exceed $10,000,000.
If Borrower complies with the Fixed Charge Coverage ratio set forth in subpart (iii) below for four (4) consecutive quarters from and after the Effective Date, then until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower shall thereafter maintain as of the last day of each month (provided that at all times that Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower will maintain as of the last day of each fiscal quarter), in lieu of compliance with the ratio and covenant set forth in subparts (i) and (ii) above, the following:
     (iii) Fixed Charge Coverage. A ratio of EBITDA less unfunded capital expenditures and less capitalized software development costs to the sum of interest, taxes, current principal maturities of long term debt, dividends and stock redemption payments of at least 1.50 to 1.00.
     (iv) Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.00 to 1.00.
6.7 Intellectual Property Rights.
     Borrower will (i) protect, defend and maintain the validity and enforceability of the material Intellectual Property and promptly advise Bank in writing of material third party infringements known to Borrower or of which Borrower becomes aware; (ii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent; and (iii) will provide annually to Bank a list of all customers with whom Borrower has source code escrow agreements and, if requested by Bank, shall provide the source code escrow agreements and related documents requested by Bank, subject to confidentiality obligations.
6.8 Further Assurances.
     Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.
7 NEGATIVE COVENANTS

     For so long as Bank has an obligation to lend or there are any outstanding Obligations (other than Inchoate Indemnity Obligations), Borrower shall not, without Bank’s prior written consent (which shall not be unreasonably withheld), do any of the following:
7.1 Dispositions.
     Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) exclusive licenses in the ordinary course of business, provided that such exclusive licenses are limited to specified fields of use, or specific geographic regions, or custom products developed for the exclusive use of a particular customer, (iv) Transfers otherwise explicitly permitted pursuant to Section 7, (v) of worn-out or obsolete Equipment or (vi) other Transfers in an aggregate amount not to exceed the Threshold Amount in any fiscal year.
7.2 Changes in Business, Ownership, Management or Locations of Collateral.
     Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or if the current Chief Executive Officer or Chief Financial Officer ceases to be an employee of Borrower and a replacement is not made within ninety days. Until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), have a material change in its ownership of greater than 25% (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment). After such time as Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower shall not cause a Change of Control to occur. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (such as warehouses) in which Borrower maintains or stores over $100,000 in Collateral.
7.3 Mergers or Acquisitions.
     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such acquisitions do not in the aggregate exceed $1,000,000.00 over the term of the Committed Revolving Line and (ii) no Event of Default has occurred and is continuing or would exist after giving effect to the acquisitions. So long as Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except if (i) no Default or Event of Default exists or would result as a result of such transaction and (ii) Borrower on a consolidated basis is in compliance on a Pro-Forma Basis, with the applicable financial covenants in Section 6.6, recomputed as of the last day of the most recently ended fiscal quarter. For purposes of this Agreement, the term “Pro Forma Basis” means, for any acquisition that occurs subsequent to the commencement of a period for which the financial effect of such transaction is being calculated, and giving effect to the transaction for which such calculation is being made, such calculation as shall give pro forma effect to such acquisition (and any related incurrence or repayment of Indebtedness) as if it occurred on the first day of the fiscal quarter period for which such calculation is being made (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities and Exchange Act of 1934, as amended). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
7.4 Indebtedness.
     Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance.
     Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.
7.6 Distributions; Investments.
     Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) repurchases of stock from former employees, consultants, officers or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchase, and (ii) dividends or distributions of capital stock.
7.7 Transactions with Affiliates.
     Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions that are approved by a majority of the disinterested members of the Borrower’s Board of Directors; or (c) transactions with Subsidiaries that (i) are not otherwise prohibited under this Agreement, (ii) would not be an Event of Default hereunder and (iii) would not, with the passage of time or otherwise, constitute an Event of Default.
7.8 Subordinated Debt.
     Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.
7.9 Compliance.
     Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.
8 EVENTS OF DEFAULT

     Any one of the following is an Event of Default:
8.1 Payment Default.
     If Borrower fails to pay any of the Obligations within 3 days after their due date (other than Bank Expenses, which must be paid within 15 days after invoicing), however, during such period no Credit Extensions will be made;
8.2 Covenant Default.
     (a) If Borrower fails to perform any obligation under Sections 6.2 or 6.6 or violates any of the covenants contained in Section 7 of this Agreement, or
     (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);
8.3 Material Adverse Change.
     (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral which is not covered by adequate insurance occurs; or (ii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period (the foregoing being defined as a “Material Adverse Change”); provided however that if Borrower meets the IPO and EBITDA Conditions and so long as it continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), then a Material Adverse Change under this Section 8.3 shall not constitute an Event of Default;
8.4 Attachment.
     If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);
8.5 Insolvency.
     If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements.
     If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding the Threshold Amount;
8.7 Judgments.
     If a money judgment(s) (not covered by insurance, provided that if the judgment is covered by insurance, Borrower must provide proof of such insurance coverage satisfactory to Bank without any qualifications or reservation of rights by the insurer) in the aggregate of at least the Threshold Amount is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);
8.8 Misrepresentations.
     If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or
9 BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies.
     When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
     (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
     (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;
     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
     (e) Bank may place a ‘hold’ on any account maintained with Bank and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral. Bank may also apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and
     (g) Dispose of the Collateral according to the Code.
9.2 Power of Attorney.
     Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than Inchoate Indemnity Obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
9.3 Bank Expenses.
     If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.4, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses due and payable within 15 days of invoicing by Bank, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4 Bank’s Liability for Collateral.
     If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.
9.5 Remedies Cumulative.
     Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.
9.6 Demand Waiver.
     Except as expressly set forth in this Agreement, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES
     All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.
11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.
BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12 GENERAL PROVISIONS
12.1 Successors and Assigns.
     This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent, which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.
12.2 Indemnification.
     Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except, in the case of clause (a) and clause (b), for losses caused by Bank’s gross negligence or willful misconduct. Bank will promptly notify Borrower of any claim giving rise to liability under this Section 12.2; provided however that no failure by Bank to provide the notice specified in this Section 12.2 shall relieve Borrower of any liability hereunder, except to the extent the Borrower has suffered actual prejudice due to such failure. Upon providing notice of such claim to Borrower, Borrower shall defend such claim with counsel reasonably satisfactory to Bank and Borrower shall have sole control of the defense and settlement of such claim; provided that Borrower will not settle any claim without Bank’s prior written consent, which shall not be unreasonably withheld or delayed, and provided further that Bank shall have sole control of settlement in the event Borrower has not acknowledged its indemnification liability for the claim. Bank shall provide such assistance as Borrower may reasonably request in connection with defending such claim.
12.3 Time of Essence.
     Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision.
     Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.5 Amendments in Writing, Integration.
     All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.
12.6 Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
12.7 Survival.
     All covenants, representations and warranties made in this Agreement continue in full force while any Obligations (other than Inchoate Indemnity Obligations) remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.
12.8 Confidentiality.
     In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
12.9 Attorneys’ Fees, Costs and Expenses.
     In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred at trial, on appeal and in any arbitration or bankruptcy proceeding, in addition to any other relief to which it may be entitled.
12.10 Joint and Several Obligations.
     If Borrower consists of more than one person or entity, all Obligations of Borrower under this Agreement shall be joint and several, and all references to Borrower shall mean each and every Borrower.
13 DEFINITIONS

13.1 Definitions.
     In this Agreement:
     “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.
     “Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.
     “Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).
     “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.
     “Borrowing Base” is (i) 80% of Eligible Accounts plus (ii) 100% of unrestricted cash (and equivalents) deposited with Bank or invested through Bank’s affiliate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.
     “Cash Management Services” are defined in Section 2.1.3.
     “Change of Control” means any event, transaction, or occurrence as a result of which any “person” or “group” (within the meaning of Section 3(a)(9), Section 13(d) or Section 14(d)(2) of the Securities and Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities.
     “Code” is the California Uniform Commercial Code, as applicable.
     “Collateral” is the property described on Exhibit A.
     “Committed Equipment Line” is a Credit Extension of up to the principal amount of Equipment Advances disbursed to Borrower in the original principal sum of $7,352,105.53.
     “Committed Revolving Line” is an Advance of up to $5,000,000.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.
     “Copyrights” are all copyright rights, applications or registrations and like protections in each work of authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.
     “Credit Extension” is each Advance, Equipment Advance, Second Equipment Advance or any other extension of credit by Bank for Borrower’s benefit.
     “Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Deferred Revenue” is all amounts received in advance of performance under maintenance, service or other contracts and not yet recognized as revenue.
     “EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.
     “Effective Date” is the date Bank executes this Agreement.
     “Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:
(a) Accounts that the account debtor has not paid within 90 days of invoice date;
(b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;
(c) Credit balances over 90 days from invoice date;
(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;
(e) Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts or other foreign accounts that do not exceed the Foreign/Government Account Basket;
(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727) or other government accounts that do not exceed the Foreign/Government Account Basket;

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts); provided however that Deferred Revenue shall not be considered amounts owed by Borrower to the account debtor;
(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;
(i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent; and
(j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business.
     “Eligible Foreign Accounts” are Accounts for which the account debtor does not have its principal place of business in the United States but are: (1) covered by credit insurance satisfactory to Bank, less any deductible; or (2) supported by letter(s) of credit advised and negotiated by Bank or (3) that Bank approves in writing.
     “Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
     “Equipment Advance” is defined in Section 2.1.1.
     “Equipment Maturity Date” is defined in Section 2.1.1.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Fixed Rate Option” is defined in Section 2.4.1.
     “Foreign/Government Account Basket” means the unpaid total face amount of foreign and government Accounts in the sum of not more than $1,000,000, which are (a) Accounts for which the account debtor does not have its principal place of business in the United States and which are not Eligible Foreign Accounts; and/or (b) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and which are not Accounts of the United States under which the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940.
     “GAAP” is generally accepted accounting principles.
     “Inchoate Indemnity Obligations” are contingent indemnity obligations under Section 12.2 hereof with respect to which (a) no claim or demand has been made or threatened for which Borrower may be obligated to indemnify Bank; and (b) neither Bank nor Borrower has any notice or knowledge of any act or omission that could form the basis for an indemnification claim.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.
     “Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Intellectual Property” is all of Borrower’s:
     (a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;
     (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;
     (c) All design rights that may be available to Borrower now or later created, acquired or held;
     (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;
     All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower [and its Subsidiaries], including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.
     “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
     “IPO and EBITDA Conditions” means (a) that Borrower has closed an initial public offering of its common stock in which the aggregate public offering price (before deduction of underwriter discounts and commissions) equals or exceeds $50,000,000.00, and (b) that as of the last day of the month in which the initial public offering was closed or subsequent thereto, Borrower has EBITDA that is equal to or greater than zero dollars ($0.00).
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     “Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.
     “Material Adverse Change” is defined in Section 8.3.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
     “Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank. Notwithstanding the foregoing, in no event shall any of Borrower’s obligations with respect to any warrants issued to Bank be deemed “Obligations” hereunder.
     “Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
     “Permitted Indebtedness” is:
     (a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;
     (b) Indebtedness existing on the Effective Date and shown on the Schedule;
     (c) Subordinated Debt;
     (d) Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness secured by Permitted Liens;
     (f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to the obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower and Contingent Obligations of Borrower with respect to the obligations of another Subsidiary (provided that the primary obligations are not prohibited hereby) that are permitted under clause (c) of the definition of Permitted Investments; provided however, that the amount of Indebtedness from any Subsidiary to Borrower shall not exceed the Threshold Amount unless such Subsidiary is a co-borrower or guarantor of the Borrower’s Obligations to Bank;
     (g) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for the purposes of speculation;
     (h) Indebtedness consisting of reimbursement obligations under letters of credit issued for the benefit of any landlord or other Person or guarantees required to secure rental payments on any real estate lease;
     (i) Indebtedness of any Person existing at the time such Person is merged with or into Borrower or becomes a Subsidiary as otherwise permitted hereby, provided that such

Indebtedness is not incurred in connection with, or in contemplation of, such Person merging with and into the Borrower or becoming a Subsidiary of the Borrower; and
     (j) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Schedule and existing on the Effective Date;
     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than 1 year after issue;
     (c) Investments in, or equity contributions or asset transfers to Borrower’s Subsidiaries to finance the operating expenses of such Subsidiaries; provided however, that the amount of Investments in, or equity contributions or asset transfers to Borrower’s Subsidiaries shall not exceed the Threshold Amount unless such Subsidiary is a co-borrower or guarantor of the Borrower’s Obligations to Bank;
     (d) Investments permitted by Borrower’s investment policy that has been approved by its board of directors (or a committee thereof) and Bank;
     (e) Investments consisting of deposit and investment accounts;
     (f) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable from customers who are not Affiliates arising from the sale or lease of goods, provision of services or licensing activities of Borrower in the ordinary course of business;
     (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
     (h) Deposits, repayments and other credits to suppliers who are not Affiliates made in the ordinary course of business;
     (i) Investments received in a transaction permitted under Section 7.3;
     (j) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors as long as no cash proceeds are distributed in connection therewith.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;
     (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;
     (d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;
     (e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; or
     (g) Liens arising by operation of law, such as landlords, mechanics, materialmen, carriers and warehousemen liens, incurred in the ordinary course of business where the claim secured by such Lien is not due and payable or an adequate cash reserve has been deposited with Bank or an adequate bond has been posted pending a good faith contest by Borrower.
     (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
     (i) Liens in favor of other financial institutions arising in connection with deposit accounts or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;
     (j) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed the Threshold Amount;
     (k) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which do not represent or secure an obligation for borrowed money; and
     (l) Liens on cash deposits made in the ordinary course of business relating to Borrower’s real property leases.
     (m) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
     (n) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
     (o) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums.

     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prepayment Fee” is a fee on any portion of the Obligations with a fixed interest rate (the “Fixed Obligations”) paid before the payment due date. “Base Interest Rate” means Bank’s initial cost of funding the Fixed Obligations. The Prepayment Fee is calculated as follows: First, Bank determines a “Current Market Rate” based on what the Bank would receive if it loaned the remaining amount on the prepayment date in a wholesale funding market matching maturity, remaining principal and interest amounts and principal and interest payment dates (the aggregate payments received are the “Current Market Rate Amount”). Bank may select any wholesale funding market rate as the Current Market Rate. Second, Bank will take the prepayment amount and calculate the present value of each remaining principal and interest payment which, without prepayment, the Bank would have received during the term of the Fixed Obligations using the Base Interest Rate. The sum of the present value calculations is the “Mark to Market Amount.” Third, the Bank will subtract the Current Market Rate Amount from the Mark to Market Amount. Any amount greater than zero is the Prepayment Fee.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash and cash equivalents deposited with or invested through Bank or its affiliates and net-billed accounts receivable determined according to GAAP.
     “Quick Ratio (Adjusted)” is defined in Section 6.6; however for purposes of calculating the Quick Ratio (Adjusted) under Section 2.4, the definition of Current Liabilities shall include the long term portion of the Obligations due to Bank determined according to GAAP.
     “Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.
     “Revolving Maturity Date” is December 29, 2007.
     “Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Bank.
     “Second Committed Equipment Line” is a Credit Extension of up to $10,000,000.
     “Second Equipment Availability End Date” is defined in Section 2.1.4
     “Second Equipment Advance” is defined in Section 2.1.4.
     “Second Equipment Advance Floating Rate Option” is defined in Section 2.4.3.
     “Second Equipment Advance Fixed Rate Option” is defined in Section 2.4.3.
     “Second Equipment Maturity Date” is defined in Section 2.1.4.
     “Second Equipment Advance Payment Date” is defined in Section 2.1.4.
     “Schedule” is any attached schedule of exceptions.

     “Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.
     “Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.
     “Swap Contract” is any agreement or instrument described under clause (iii) of the definition of Contingent Obligation.
     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.
     “Threshold Amount” means (i) $250,000.00, prior to Borrower meeting the IPO and EBITDA Conditions or if Borrower fails to have as of the last day of each month thereafter EBITDA that is equal to or greater than zero dollars ($0.00), and (ii) $1,000,000.00, if Borrower meets the IPO and EBITDA Conditions and if Borrower has as of the last day of each month thereafter EBITDA that is equal to or greater than zero dollars ($0.00).
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.
     “Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.
     “Treasury Rate” is the average weekly yield (of the week ending figures) in the most recent Federal Reserve Statistical Release on actively traded U. S. Treasury obligations of three-year maturity or if a Statistical Release is not published, the arithmetic average (to the nearest .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable United States Treasury fixed interest rate securities with a constant maturity of, or not more than 30 days longer or shorter than the average life of the principal and interest payments that are being prepaid (excluding securities that can be surrendered at face value to pay Federal estate tax, or which provide for tax benefits to the holder).”
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

BORROWER:

OMNITURE, INC.

By:	/s/ Michael S. Herring
Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ illegible
Title:	SRM

Effective Date: 1-10-06

EXHIBIT A
     The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:
     All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;
     All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;
     All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, but subject to the applicable provisions below regarding Intellectual Property, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;
     All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security thereof, as well as all merchandise returned to or reclaimed by Borrower;
     All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;
     All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and
     All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.
     Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registrations and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any proprietary software, including all source code and object code, all design rights, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.
     Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property, without Bank’s prior written consent.

EXHIBIT B

Loan Payment/Advance Request Form
Deadline for same day processing is 12:00 P.S.T.
Fax To:	Date:

☐	Loan Payment:
OMNITURE, INC. (Borrower)

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

All Borrower’s representation and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects up to and including the date of the transfer request for a loan payment, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date:

Authorized Signature:	Phone Number:

☐	Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects up to and including the date of the transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date:

Authorized Signature:	Phone Number:

Outgoing Wire Request

Complete only if all or a portion of funds from the loan advance above are to be wired.
Deadline for same day processing is 12:00pm, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

Schedule to Second Amended and Restated Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement):

Borrower’s State of formation:

Borrower has operated under only the following other names (if none, so state):

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

List Acct. Numbers:

Liens existing on the Effective Date and disclosed to and accepted by Bank in writing:

Investments existing on the Effective Date and disclosed to and accepted by Bank in writing:

Subordinated Debt:

Indebtedness on the Effective Date and disclosed to and consented to by Bank in writing:

The following is a list of the Borrower’s copyrights (including copyrights of software) that are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):

The following is a list of all software that the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions that are not registered:

The following is a list of all of the Borrower’s patents that are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

The following is a list of all of the Borrower’s patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

The following is a list of all of the Borrower’s registered trademarks. (Please include name of the trademark and a copy of the registration.):

Borrower is not subject to litigation that would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

Tax ID Number

Organizational Number, if any:

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower:	Omniture, Inc.	Bank:	Silicon Valley Bank
	550 E. Timpanogos Circle		3003 Tasman Drive
	Orem, UT 84097		Santa Clara, CA 95054
Commitment Amount: $5,000,000

CASH AND CASH EQUIVALENT BALANCE
1. Cash & Cash Equivalent Book Value as of ______		$

2. Less: Restricted Cash & Cash Equivalent Balance	$

3. Less: Cash & Cash Equivalent Balances held at third party institutions	$

ACCOUNTS RECEIVABLE
4. Accounts Receivable Book Value as of ______		$

5. Additions (please explain on reverse)		$

6. TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
7. Amounts over 90 days due	$

8. Balance of 50% over 90 day accounts	$

9. Credit balances over 90 days	$

10. Concentration Limits	$

11. Foreign Accounts*	$

12. Governmental Accounts*	$

13. Contra Accounts	$

14. Promotion or Demo Accounts	$

15. Intercompany/Employee Accounts	$

16. Other (please explain on reverse)	$

17. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

18. Eligible Accounts (#6 minus #17)		$

19. LOAN VALUE OF ACCOUNTS (80% of #18)		$

*Up to $1,000,000 of the total unpaid face amount of Foreign Accounts that do not meet the Eligible Foreign Accounts definition and/or Government Accounts that are not assigned under the Assignment of Claims Act may be included as Eligible Accounts

FOREIGN ACCOUNTS RECEIVABLE DEDUCTIONS
20. Accounts Receivable Book Value as of ______	$

21. Additions (please explain on reverse)	$

$

$

$

22. TOTAL FOREIGN ACCOUNTS RECEIVABLE		$

a. Amounts over 90 days due	$

b. Balance of 50% over 90 day accounts	$

c. Concentration Limits	$

d. Governmental Accounts	$

e. Contra Accounts	$

f. Promotion or Demo Accounts	$

g. Intercompany/Employee Accounts	$

h. Other (please explain on reverse)	$

23. TOTAL FOREIGN ACCOUNTS RECEIVABLE DEDUCTIONS	$

24. Eligible Accounts (#22 minus #23)		$

25. LOAN VALUE OF FOREIGN ACCOUNTS (80% of #24)		$

26. COLLATERAL VALUE OF CASH ON ACCOUNT		$

27. COLLATERAL VALUE OF ACCOUNTS AND CASH ON ACCOUNT		$

BALANCES
28. **Maximum Loan Amount	$

29. Total Funds Available (Lesser of #28 or #27)		$

30. Present balance owing on Line of Credit	$

31. RESERVE POSITION (#29 minus #30)		$

**The Maximum Loan Amount is the lesser of the Committed Revolving Line or the $15,000,000 minus the outstanding principal balance of the Equipment Advances and Second Equipment Advances.
The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:	BANK USE ONLY

Rec’d By:

OMNITURE, INC.		Auth. Signer

Date:

Verified:

Auth. Signer

By:	Date:

Authorized Signer

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054

FROM:	OMNITURE, INC.
     The undersigned Responsible Officer of OMNITURE, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that (i) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.
     Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC*	Monthly within 30 days	Yes	No
Annual (Audited)*	FYE within 180 days or 5 days after receipt	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
Deferred Revenue by Client	Monthly within 30 days	Yes	No
A/R Audit	Annual	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No
10-Q and 10-K**	Within 5 days after filing with SEC	Yes	No

*	Borrower is required to comply with this reporting covenant until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00).

**	When Borrower meets the IPO and EBITDA Conditions and so long as it continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), it will provide the 10-Q and 10-K reports in lieu of providing monthly financial statements and the annual audited financial statement (which annual audited financial statement will be provided with the 10-K).

Financial Covenant	Required	Actual	Complies
Maintain on a [Monthly/Quarterly]*** Basis:
Minimum Tangible Net Worth	$20,000,000****	$	Yes	No
Maximum Unfunded Capital Expenditures	$10,000,000	$	Yes	No

***	If Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), then Borrower must comply with the financial covenants on a quarterly basis. Otherwise, Borrower must comply with the financial covenants on a monthly basis.

****	plus 50% of all equity contributed to Borrower after the Effective Date, and 50% of all positive quarterly net income from and after the Effective Date.

Have there been updates to Borrower’s intellectual property?                          Yes / No
Borrower only has deposit accounts located at the following institutions:                                        .

Comments Regarding Exceptions: See Attached.

Sincerely,

OMNITURE, INC.

Signature

Title

Date

BANK USE ONLY

Received by:

authorized signer

Date:

Verified:

authorized signer

Date:

Compliance Status:		Yes No

EXHIBIT D-1
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054

FROM:	OMNITURE, INC.
     The undersigned Responsible Officer of OMNITURE, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that (i) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC*	Monthly within 30 days	Yes	No
Annual (Audited)*	FYE within 180 days or 5 days after receipt	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
Deferred Revenue by Client	Monthly within 30 days	Yes	No
A/R Audit	Annual	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No
10-Q and 10-K***	Within 5 days after filing with SEC	Yes	No

*	Borrower is required to comply with this reporting covenant until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00).

**	When Borrower meets the IPO and EBITDA Conditions and so long as it continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), it will provide the 10-Q and 10-K reports in lieu of providing monthly financial statements and the annual audited financial statement (which annual audited financial statement will be provided with the 10-K).

Financial Covenant Required	Actual		Complies
Maintain on a [Monthly/Quarterly]*** Basis:
Minimum Quick Ratio (Adjusted)	1.00:1.00	_____:1.00	Yes	No
Minimum Fixed Charge Coverage	1.50:1.00	_____:1.00	Yes	No

***	If Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), then Borrower must comply with the financial covenants on a quarterly basis. Otherwise, Borrower must comply with the financial covenants on a monthly basis.
Have there been updates to Borrower’s intellectual property?                          Yes / No
Borrower only has deposit accounts located at the following institutions:                                        .

Comments Regarding Exceptions: See Attached.

Sincerely,

OMNITURE, INC.

Signature

Title

Date

BANK USE ONLY

Received by:

authorized signer

Date:

Verified:

authorized signer

Date:

Compliance Status:		Yes No

AMENDMENT
TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS AMENDMENT to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 5th day of May, 2006, by and between Silicon Valley Bank (“Bank”) and Omniture, Inc., a Delaware corporation (“Borrower”) whose address is 550 E. Timpanogos Circle, Orem, UT 84097.
Recitals
     A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement with an Effective Date of January 10, 2006, (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
     B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
     C. Borrower has requested that Bank amend the Loan Agreement to (i) amend the Tangible Net Worth covenant and (ii) waive the Tangible Net Worth covenant violations that occurred as of February 28, 2006, March 31, 2006 and April 30, 2006.
     D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2. Amendments to Loan Agreement.
     2.1 Section 6.6(i) (Financial Covenants). Sub-section 6.6(i) is amended by deleting the existing sub-section and replacing it with the following, effective as of May 1, 2006:
     “(i) Tangible Net Worth. Tangible Net Worth of at least $15,000,000, plus 50% of all equity or capital contributed to Borrower after the Effective Date, and 50% of all positive quarterly net income from and after the Effective Date.”

Page 1 — Amendment to Second Amended and Restated Loan and Security Agreement

          2.2 Exhibit D to the Loan Agreement is amended by deleting the existing Exhibit D and replacing it with the Exhibit D attached to this Amendment.
     3. Waiver of Covenant Violation. Bank waives Borrower’s existing default under the Loan Agreement consisting of Borrower’s failure to comply with the Tangible Net Worth covenant as of February 28, 2006, March 31, 2006 and April 30, 2006. For the month ending May 31, 2006, Borrower shall be required to comply with the Tangible Net Worth covenant set forth in Section 2.1 of this Amendment and the other financial covenants set forth in the Loan Agreement.
     Bank’s agreement to waive the default (1) is not an agreement to waive Borrower’s compliance with the covenants for other dates and (2) will not limit or impair the Bank’s right to demand strict performance of these covenants as of all other dates and (3) does not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.
     4. Limitation of Amendments.
     4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
     4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
     5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
     5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
     5.3 The organizational documents of Borrower delivered to Bank as of the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

Page 2 —Amendment to Second Amended and Restated Loan and Security Agreement

     5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
     5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
     5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
     5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of an amendment fee in an amount equal to $7,500.00 and Bank’s out-of-pocket expenses.
[Signature page follows.]

Page 3 —Amendment to Second Amended and Restated Loan and Security Agreement

     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Omniture, Inc.

By:	/s/ Scott Fournier	By:	/s/ Michael S. Herring
Name:	Scott Fournier	Name:	Michael Herring
Title:	Relationship Manager	Title:	CFO

Page 4 —Amendment to Second Amended and Restated Loan and Security Agreement

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054
FROM: OMNITURE, INC.
     The undersigned Responsible Officer of OMNITURE, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that (i) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.
     Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements + CC*	Monthly within 30 days	Yes No
Annual (Audited)*	FYE within 180 days or 5 days after receipt	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Deferred Revenue by Client	Monthly within 30 days	Yes No
A/R Audit	Annual	Yes No
Borrowing Base Certificate	Monthly within 30 days	Yes No
10-Q and 10-K**	Within 5 days after filing with SEC	Yes No

*	Borrower is required to comply with this reporting covenant until Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00).

**	When Borrower meets the IPO and EBITDA Conditions and so long as it continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), it will provide the 10-Q and 10-K reports in lieu of providing monthly financial statements and the annual audited financial statement (which annual audited financial statement will be provided with the 10-K).

Financial Covenant	Required	Actual	Complies

Maintain on a [Monthly/Quarterly]*** Basis:
Minimum Tangible Net Worth	$15,000,000****	$___	Yes No
Maximum Unfunded Capital Expenditures	$10,000,000	$___	Yes No

***	If Borrower meets the IPO and EBITDA Conditions and continues to have as of the last day of each month EBITDA that is equal to or greater than zero dollars ($0.00), then Borrower must comply with the financial covenants on a quarterly basis. Otherwise, Borrower must comply with the financial covenants on a monthly basis.

****	plus 50% of all equity contributed to Borrower after the Effective Date, and 50% of all positive quarterly net income from and after the Effective Date.

Page 5 —Amendment to Second Amended and Restated Loan and Security Agreement

Have there been updates to Borrower’s intellectual property? Yes / No
Borrower only has deposit accounts located at the following institutions:                                        .
Comments Regarding Exceptions: See Attached.
Sincerely,
OMNITURE, INC.

Signature

Title

Date

BANK USE ONLY

Received by:	authorized signer

Date:

Verified:	authorized signer

Date:
Compliance Status: Yes     No

Page 6 —Amendment to Second Amended and Restated Loan and Security Agreement